CERTAIN INFORMATION FROM THIS DOCUMENT HAS BEEN REDACTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST BY CLICKSOFTWARE TECHNOLOGIES LTD. UNDER 17 C.F.R.SS.SS.200.80(B)(4), 200.83 AND 240.24B-2 AND SUBMITTED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                First Amendment to the Share Purchase Agreement.

This First Amendment ("Amendment #1") to the Share Purchase Agreement is entered into between IBM United Kingdom Limited ("IBM") and ClickSoftware Technologies Limited ("ClickSoftware"). This Amendment #1 shall be made a part of the Share Purchase Agreement and will come retroactively into force on June 30, 2005 ("Effective Date"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the SPA.

WHEREAS, ClickSoftware and IBM (collectively the "Parties" and each individually a "Party") entered into a Share Purchase Agreement (as the same may be amended, modified or supplemented from time to time, the "SPA") which sets forth the terms and conditions relating to the funding of the Project Office, consisting of the issuance and allotment by ClickSoftware to IBM of:
(1) a First Tranche of Shares in the amount of ***(1) ClickSoftware Ordinary Shares issued on the First Closing, and (2) a Second Tranche of Shares in the amount of ***(1) ClickSoftware Ordinary Shares, to be issued at the Subsequent Closing, as such terms are defined in the SPA.

WHEREAS, concurrently with the execution of the SPA, the Parties entered into
(a) a Warrant Agreement which sets forth the terms and conditions relating to the issuance of a warrant to IBM which will vest based on the achievement of revenue performance milestones described therein; and (b) a Teaming Agreement (the "Teaming Agreement"), in order to establish the basis for a teaming relationship that provides a joint offering in the following solution areas:
Workforce Management, Field Force Automation and Asset Monitoring; and

WHEREAS, the Parties now wish to amend certain terms of the SPA, so that (1) ClickSoftware makes payment to IBM in the amounts set forth in Amendment #1 of the Teaming Agreement; and (2) in consideration of such payment, the parties' respective rights and obligations relating to the Second Tranche of Shares shall be deemed null and void and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, ClickSoftware and IBM hereby agree to amend the SPA as follows:

------------------

(1) Information redacted pursuant to a confidential treatment request by ClickSoftware Technologies Ltd. under 17 C.F.R.ss.ss.200.80(b)(4), 200.83 and 240.24b-2 submitted separately to the Securities and Exchange Commission.

1. The Company shall pay to IBM, and IBM shall accept the amounts set forth in Amendment #1 of the Teaming Agreement (to be paid in British Pounds based on the U.S. Dollar representative rate of exchange published by the Federal Reserve Bank of New York) (the "Cash Payments"); provided, however, that (i) the Teaming Agreement has not been duly terminated by either of the Parties and
(ii) no Change of Control (as defined in the SPA) has been consummated.

2. The foregoing Cash Payments shall be in lieu of the issuance of the Second Tranche of Shares by Company to IBM as specified in the SPA. All of the parties' respective rights and obligations relating to the Second Tranche of Shares as specified in the SPA shall be deemed null and void, and shall be of no further force or effect.

3. The Company shall deliver to IBM true and correct copies of resolutions of the Company's Board of Directors dated as of the date hereof in the form attached hereto as Annex A approving (i) the payment of the Cash Payments by the Company to IBM in lieu of issuing and allotting the Second Tranche of Shares as provided in the SPA, and (ii) approving the amendment of the SPA with this Amendment #1 and the execution and delivery by the Company of this Amendment #1, Amendment #1 to the Teaming Agreement, , the First Amendment to the Warrant Agreement, and any other agreements or documents entered into in connection herewith.

4. All defined terms in this Amendment #1 shall have the meanings ascribed to them in the SPA.

5. Except as specifically amended hereby, the SPA shall remain in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment #1 to be duly executed by their representatives being thereunto duly authorized.

Agreed to:                                      Agreed to:
ClickSoftware  Technologies Limited             IBM  United Kingdom Limited


By____________________________________          By_____________________________
         Authorized signature                          Authorized signature

Name (type or print):                           Name (type or print):

Title:                                          Title:
Date:                                           Date:
Address:                                        Address: